EXHIBIT 99.1

NEWS RELEASE

FOR RELEASE: IMMEDIATELY

GATX COMPLETES SALE OF STATEN ISLAND PROPERTY

     CHICAGO, December 16 - GATX Corporation (NYSE: GMT) today announced that it completed the sale of its property on Staten Island to 380 Development, LLC, a majority-owned subsidiary of International Speedway Corporation. The purchase price for the property was approximately $99 million. GATX indicated that the sale will result in an after-tax gain in the range of $35-$45 million, dependent upon final determination of an environmental remediation reserve. The gain will be recorded in the 2004 fourth quarter.

     The property is approximately 450 acres and was the site of a terminalling facility last operated by GATX Terminals, until the site was decommissioned in 1999. GATX Terminals, a wholly owned subsidiary of GATX Corporation, was sold in 2001, but GATX Corporation, through a wholly owned subsidiary, retained ownership of the Staten Island property.

COMPANY DESCRIPTION

     GATX Corporation (NYSE: GMT) is a specialized finance and leasing company combining asset knowledge and services, structuring expertise, partnering, and capital to provide business solutions to customers and partners worldwide. GATX specializes in railcar, locomotive, and aircraft operating leasing.

FOR FURTHER INFORMATION CONTACT:

Analysts & Investors:
GATX Corporation	Rhonda S. Johnson	312-621-6262

Investor, corporate, financial, historical financial, photographic and news release information may be found at www.gatx.com.